Exhibit 99.1

Xenogen Announces Record 2005 Revenue Up 28%

Record Fourth Quarter Revenue and Sharply Lower Quarterly Loss

ALAMEDA, Calif., – March 2, 2006 – Xenogen Corporation (Nasdaq: XGEN), maker of advanced imaging systems including instruments, biological solutions and software designed to accelerate drug discovery and development, today reported financial results for the 2005 fourth quarter and full year ended December 31, 2005.

Total revenue for the fourth quarter of 2005 was $12.0 million, a 24% increase over 2004 fourth quarter revenue of $9.7 million. The increase resulted from increased sales of IVIS System units, associated licensing fees and growth in contract revenue from operations in Cranbury, New Jersey. For the fourth quarter of 2005 compared to the fourth quarter of 2004, product revenues increased 23%, contract revenues increased 28% and licensing revenues increased 20%. Loss from operations for the fourth quarter of 2005 was approximately $2.6 million, or about half the loss from operations of $5.2 million for the 2004 fourth quarter. Net loss for the fourth quarter of 2005 was $2.8 million, or a loss of $0.14 per share, compared to a net loss of $5.0 million, or a loss of $0.34 per share, for the 2004 fourth quarter.

“IVIS System revenues which represent the majority of product revenues and almost half of total revenues in 2005 increased 40% from $13.4 million in 2004 to $18.7 million in 2005. The growth in IVIS System revenues was lead by over 100% growth in unit sales of our IVIS 200 Systems and increased average pricing for all IVIS Systems versus 2004. We successfully launched our IVIS 3D system in 2005 with three initial sales, which could build nicely going forward,” said David W. Carter, Chairman and Chief Executive Officer.

Total revenue for the full year 2005 was $39.7 million, a 28% increase over total revenue of $30.9 million for the full year 2004. The increase primarily reflects increased IVIS System unit sales and associated licensing fees as well as contract sales growth for Xenogen’s Cranbury operations. In addition, the average selling price of IVIS Systems increased 21% during 2005 compared to 2004. Loss from operations for the full year 2005 was approximately $17.1 million, compared to a loss from operations of $21.9 million for the full year 2004. Net loss for the full year 2005 was $17.6 million, or a loss of $1.05 per share, compared to a net loss of $21.8 million, or a loss of $2.99 per share, for the full year 2004.

Mr. Carter continued, “In 2005, Xenogen delivered better operating leverage and margin improvement. For the full year 2005 compared to the full year 2004, we increased total revenue 28%, improved gross margin from 34% to 39%, while only growing total operating expense less than 1%. We are excited about the opportunities our proposed merger with Caliper Life Sciences presents. We believe that the combination will facilitate our products and services reaching a broader market more efficiently and boost research and development productivity for our customers.”

Fourth-Quarter 2005 Financial Results Conference Call/Webcast

Xenogen management will host a live conference call and webcast with investors today, March 2, 2006, at 5:00 p.m. Eastern Time/2:00 p.m. Pacific Time to discuss 2005 fourth-quarter and full-year results. Investors and other interested parties may access the call by dialing 800-946-0706 in the U.S. and 719-457-2638 internationally. Additionally, a live audio webcast will be available through Xenogen’s website at http://www.xenogen.com. A phone replay will be available for 48 hours following the completion of the call by dialing 888-203-1112 (domestic) or 719-457-0820 (international), and entering in reservation code 524-4395. The web cast will be archived and available on the Xenogen website for 14 days.

About Xenogen Corporation

Xenogen Corporation is a leading biotechnology company offering an integrated suite of biophotonic real-time in vivo imaging and genetic modification technologies that can help expedite drug discovery and development, and significantly reduce the cost and time to market for new therapies. Xenogen’s VivoVision™ Systems non-invasively illuminate and monitor biological processes within living mammals, at the molecular level, in real time. The technology is designed to provide high quality in vivo data earlier in the drug discovery and development process. VivoVision™ Solutions are designed to improve discovery and pre-clinical research in multiple therapeutic areas. VivoVision™ Biosciences represents more than 15 years of experience in the creation and characterization of animal models, including genetic modifications, comprehensive phenotyping, compound profiling and custom design and production of light producing cells, microorganisms and animals.

More information is available at www.xenogen.com. Xenogen®, Living Image®, VivoVision™ and IVIS® are trademarks of Xenogen Corporation.

Forward-Looking Statements

This press release contains forward-looking statements regarding future sales of our IVIS Systems, our proposed merger with Caliper Life Sciences, and the increased reach of our products and services and boost in research and development productivity for our customers resulting from the merger. Our forward-looking statements are based on our current expectations, estimates and assumptions and are subject to many risks, uncertainties and unknown future events that could cause actual results to differ materially. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in our business, including, without limitation: Caliper and Xenogen may not complete the merger, and if completed, the expected benefits from combining Caliper with Xenogen may not be realized; our expectations regarding growth in acceptance of our products, services and technology; the capital spending policies of pharmaceutical, biotechnology and chemical companies and biomedical research institutions that are our primary customers; failure to manufacture and deliver sufficient quantities of our products at acceptable costs to meet anticipated customer demand; our limited sales and marketing organization; our ability to attract and retain skilled personnel; competition from other companies or alternative technologies; our ability to enforce our intellectual property rights or operate without infringing the patent rights of others; and our ability to obtain additional financing as necessary to support our operations. For a discussion of these and other factors that could impact our financial results and cause our results to differ materially from those in the forward-looking statements, please refer to our filings with the Securities and Exchange Commission, particularly our Quarterly Report on Form 10-Q for the Quarter Ended September 30, 2005 filed with the Securities and Exchange Commission on November 14, 2005. Xenogen is under no obligation to (and specifically disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Participants in the Solicitation

In connection with the proposed merger, Xenogen Corporation will be filing a proxy statement with the Securities and Exchange Commission. Investors and security holders of Xenogen Corporation are advised to read the proxy statement regarding the proposed merger referred to in this communication when it becomes available because it will contain important information. Xenogen Corporation expects to mail a proxy statement about the proposed merger to its stockholders. In addition to the proxy statement, Xenogen Corporation files annual, quarterly, and special reports, proxy statement and other information with the Securities and Exchange Commission. Investors and security holders may obtain a free copy of the proxy statement and any other documents filed by Xenogen Corporation at the Securities and Exchange Commission’s web site at http://www.sec.gov and directly from Xenogen Corporation.

Xenogen Corporation and its officers and directors may be deemed to be participants in the solicitation of proxies from stockholders of Xenogen Corporation with respect to the proposed merger. Information regarding such officers and directors is included in Xenogen Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and in its proxy statement for its 2005 annual meeting, filed with the Securities and Exchange Commission. This document is available free of charge at the Securities and Exchange Commission’s web site at http://www.sec.gov and directly from Xenogen Corporation.

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XENOGEN CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share data)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
Revenue:
Product	$7061	$5,747	$22,552	$16,411
Contract	3,052	2,383	10,069	8,925
License	1,888	1,567	7,044	5,547

Total revenue	12,001	9,697	39,665	30,883

Cost of revenue:
Product	4,383	3,734	14,370	10,820
Contract	2,096	2,159	8,786	8,761
License	337	293	1,225	909

Total cost of revenue	6,816	6,186	24,381	20,490

Gross margin	5,185	3,511	15,284	10,393

Operating expenses:
Research and development	2,148	3,034	8,896	12,514
Selling, general and administrative	5,098	4,976	21,210	16,654
Depreciation and amortization	510	679	2,305	3,092

Total operating expenses	7,756	8,689	32,411	32,260

Loss from operations	(2,571)	(5,178)	(17,127)	(21,867)
Other income (loss)—net	(24)	318	71	593
Interest income	132	42	342	147
Interest expense	(283)	(178)	(839)	(650)

Net loss	$(2,746)	$(4,996)	$(17,553)	$(21,777)

Weighted average number of common shares outstanding	20,047,203	14,678,215	16,777,965	7,295,321

Loss per share data (basic and diluted):
Net loss per share attributable to common stockholders	$(0.14)	$(0.34)	$(1.05)	$(2.99)

(1)	Loss per share (LPS) is computed using the weighted average number of shares outstanding during the quarter while LPS for the year-to-date period is calculated using the weighted average number of shares outstanding during the period. Thus, the sum of the LPS for each quarter may not equal the LPS for the year-to-date period

(a) Includes charges for stock based compensation as follows:

	Three Months Ended Dec 31,		Twelve Months Ended Dec 31,
	2005	2004	2005	2004
Cost of revenue:
Product	$23	$112	$22	$391
Contract	11	50	18	257
License	2	9	1	32

Total cost of revenue	$36	$171	$41	$680

Research and development	$75	$378	$41	$1,481

Selling, general and administrative	$299	$451	$884	$2,364

XENOGEN CORPORATION

SELECTED CONSOLIDATED BALANCE SHEET INFORMATION

(in thousands)

(2005 unaudited)

	December 31,	December 31,
	2005	2004
Cash, cash equivalents and short term investments	$20,737	$21,916
Working capital	20,212	14,071
Total assets	42,829	39,938
Deferred revenue	9,739	8,638
Long term obligations	8,099	1,054
Stockholders’ Equity	13,905	15,947

Note: The selected balance sheet information at December 31, 2005 and December 31, 2004 has been derived from audited and unaudited financial statements but does not include all of the information and footnotes required by generally accepted accounting principals for complete financial statements.

CONTACT:

Xenogen Corporation

William A. Albright,

Chief Financial Officer

(510) 291-6100